EXHIBIT 99.1

Cellceutix Announces Dismissal of Class Action Lawsuit Filed by Rosen Law Firm

BEVERLY, MA — (Marketwired – June 9, 2016) — Cellceutix Corporation (OTC: CTIX) (the "Company"), a clinical stage biopharmaceutical company developing innovative therapies with oncology, dermatology, anti-inflammatory and antibiotic applications, is pleased to announce that, yesterday, the U.S. District Court for the Southern District of New York granted the Company's motion to dismiss the securities class action lawsuit brought against the Company by a plaintiff represented by the Rosen Law Firm.

The ruling dismisses all claims against Cellceutix, denies the plaintiff's request to file an amended complaint, and orders that the case be closed. Writing on behalf of the Court in a 39-page ruling, the Honorable Judge Katherine Polk Failla dismissed the lawsuit in its entirety (Case 1:15-cv-07194-KPF), concluding:

For the reasons stated in this Opinion, Defendants' motion to dismiss Plaintiff's SAC [Second Amended Complaint] is GRANTED. Plaintiff has requested leave to replead, without presenting any concrete means of remedying the deficiencies identified in this Opinion. Because Plaintiff has previously been given leave to replead, and because the Court finds that any further repleading would be futile, Plaintiff's request is DENIED. See Loreley Fin. (Jersey) No. 3 Ltd. v. Wells Fargo Sec., LLC, 797 F.3d 160, 190 (2d Cir. 2015) (identifying futility as a proper ground for denying leave to replead); see generally United States ex rel. Ladas v. Exelis, Inc., – F.3d -, No. 14-4155-cv, 2016 WL 3003674, at *9 (2d Cir. May 25, 2016). The Clerk of Court is directed to terminate all pending motions, adjourn all remaining dates, and close this case.

"We are extremely pleased with Judge Failla's decision," commented attorney Michael J. Sullivan, lead counsel for Cellceutix and former U.S. Attorney for the District of Massachusetts. "From the outset, of this case, it was our opinion that the claims were both meritless and frivolous, so we were gratified that after careful consideration, to see Judge Failla agree to dismiss this case in its entirety. An anonymous libelous article caused this case to be filed. The author intended and in fact caused the price of Cellceutix's stock to decline. This type of manipulation of publicly traded stock is illegal and causes harm to companies and investors. We continue to work with regulators, prosecutors and law enforcement to assist in identifying the anonymous individuals and organizations intent on manipulating the value of a company's stock by publishing dishonest articles in online forums, and other venues. Such 'short and distort' tactics are illegal, detrimental to our securities markets, and must stop."

"We are extremely pleased with the ruling," stated Leo Ehrlich, Chief Executive Officer of Cellceutix. "I greatly appreciate the work of the Ashcroft Law Firm. They never wavered in their support, and put forth a zealous defense of our Company against these baseless claims. Frivolous class action lawsuits are a huge burden on the biotech industry, negatively impacting shareholders and patients alike. Not only is a company materially damaged, but promising treatments and cures under development are put at greater risk of not making it to market. These actions caused significant damage to our Company and shareholders. We hope that the dismissal of this case and all its ramifications sends a powerful signal to others to think twice about pursuing such actions."

The Court's opinion dismissing the lawsuit can be found on http://cellceutix.com/wp-content/uploads/2015/08/49-Memo-Opinion-and-Order-MTD-GRANTED.pdf

About The Ashcroft Law Firm

The Ashcroft Law Firm was founded by former U.S. Attorney General, Governor and Senator John Ashcroft, and has offices in Boston, MA, Washington, DC, St. Louis, MO, and Austin, TX. See http://ashcroftlawfirm.com/ for more information.

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About Cellceutix:

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". Cellceutix is a clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. Cellceutix believes it has a world-class portfolio of compounds and is now engaged in advancing its compounds and seeking strategic partnerships. Cellceutix's anti-cancer drug Kevetrin concluded a Phase 1 clinical trial at Harvard Cancer Centers' Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center, and Cellceutix is now preparing its FDA application for a Phase 2 ovarian cancer study. In the laboratory Kevetrin has shown to induce activation of p53, often referred to as the "Guardian Angel Gene" due to its crucial role in controlling cell mutations. Cellceutix is in a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of Oral Mucositis in patients with head and neck cancer. Brilacidin-OM, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix's anti-psoriasis drug Prurisol completed a Phase 2 trial. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix's lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infections, or ABSSSI. Top-line data have shown a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (Superbugs). Cellceutix has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site at www.cellceutix.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause Cellceutix's actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix's need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix's compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.